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AUTODESK APPOINTS REID FRENCH TO BOARD OF DIRECTORS
SAN RAFAEL, Calif., July 21, 2017 -- Autodesk, Inc. (NASDAQ: ADSK) announced the appointment of Reid French to its Board of Directors, effective July 19, 2017. Currently CEO of Applied Systems, Mr. French has more than 15 years of executive operational and strategic leadership experience.

“We sought an exceptional independent director, and we are thrilled to have found a great fit in Reid French,” said Crawford W. Beveridge, chairman of the board of Autodesk. “Reid brings Autodesk a wealth of operational, financial and industry experience from his current and previous leadership roles.”
“Reid is a solid addition to the Autodesk Board,” said Andrew Anagnost, Autodesk president and CEO. “His experience with cloud platform technology aligns nicely with our strategy as a company, and I look forward to working with him.”
Mr. French is chief executive officer at Applied Systems, the leading global cloud provider to the insurance distribution industry, where he is responsible for the company’s overall business strategy and operational execution. French joined Applied in 2011, after serving as chief operating officer at Intergraph Corporation. Early in his career, he was a strategic planner for Walt Disney Company, and managed investment banking transactions in the technology sector for Robinson-Humphrey. French holds a bachelor’s degree in economics from Davidson College and a master’s in Business Administration from the Harvard Business School. He sits on the board of directors for Applied and The Lovett School in Atlanta.
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